Reference ID: ______

HEA OPTION PURCHASE AGREEMENT

This HEA OPTION PURCHASE AGREEMENT (“Agreement” or “HEA Agreement”) is entered into as of ____________, 20__ (“Effective Date”), by and between __________ and _________ (individually or collectively “Owner”) and SRET Trust Series 2023_____a Delaware Statutory Trust (“Investor”).  For purposes of this Agreement, the term “Investor” shall include, without limitation, any successor or assignee of Investor.  Capitalized terms used in this Agreement shall have the meanings specified in this Agreement, or if not defined herein, in the Covenant Agreement.

SUMMARY OF HEA OPTION PURCHASE AGREEMENT

DEFINITON
Effective Date of Agreement	Month___,2023	The date the Agreement begins
Term	10 Years	10 Years subject to Trigger Events
Property Address		Address of the property subject to this Agreement
Expiration Date of Agreement	Month____,2033	This is the final date upon which the Agreement ends
Trigger Event	As Defined in Section 1.4	Is an event that causes the option to be exercised and a payment obligation
Beginning Home Value	$	The agreed upon value of the property at the effective date
Ending Home Value	Value of the Property used to calculate the Settlement Amount Due	Is calculated at termination of this Agreement as detailed in Section 6.2.2 of the Covenant Agreement.
Option Purchase Premium	$	This is the amount we are paying you to purchase our Fully Paid Option
Investor Option Purchase Percentage (house appreciates)	20%	This is the Option Percentage when the Ending Home Value equals or exceeds the Beginning Home Value
Investor Option Purchase Percentage (house depreciates)	20%	This is the Option Percentage when the Ending Home Value is less than the Beginning Home Value
Option Exercise Premium	$ 100.00	This is the additional amount paid to you if the Option is exercised
Acknowledged Pre-Existing Loans	$	This is the total of debt obligations currently secured by the Property
Maximum Authorized Loans & Premium Allowed	$	This limits the total amount of debt and liens you may be able have on the property

SUMMARY OF HEA OPTION PURCHASE AGREEMENT
Maximum Authorized CLTV Ratio	XX%	The maximum authorized combined lien to value ratio per the Agreement.
Investment Rate of Return Cap (IRRC)	XX% and as Defined in Section 1.13	This is the Maximum Annual Compounded Rate of Return the Investor will receive

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

Buyout option	Anytime	Homeowner can elect to buy out the Agreement at any time
Debt Payoff Amount	$	The amount of debts to be paid off from the Option Purchase Premium As detailed in Article 6

This Agreement is not a Loan and is not a commitment to extend credit.  In no way should this Agreement be construed to be an extension of credit.  Nothing contained herein should be viewed as indicative of the consumer's loan qualifications

This Agreement is not a loan, a sale of the Property with a leaseback option or any other form of financing transaction, and Investor and Homeowner agree that it is characterized as an Investment Plan, which is defined as a transaction “in which the Investor is extending capital to the Homeowner and the Investor risks the loss of capital advanced.”

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

RECITALS

A.Owner holds legal title to certain residential real property, as more particularly described on attached Exhibit A (“Property”).

B.Through this Agreement the Owner is selling to the Investor an exclusive and irrevocable option to purchase an undivided fractional interest (“Investor Percentage”) in the Property on or before the termination of this Agreement in exchange for receiving cash consideration from the Investor (“Option Purchase Premium”).

C.Concurrently with entering into this Agreement, Owner and Investor are entering into: (i) a Real Estate Covenant Agreement (“Covenant Agreement”) to specify the respective rights and obligations of Owner and Investor with respect to the Property, and to preserve the value of the Property, pending, and subsequent to, the expiration or termination of the Agreement; (ii) a Memorandum of Agreement (“Recorded Memorandum”); and a Deed of Trust and Security Agreement (“Security Instrument”).

PLEASE READ THIS ENTIRE AGREEMENT BEFORE SIGNING.  WE STRONGLY ENCOURAGE YOU TO DISCUSS THIS AGREEMENT AND SHOW IT TO YOUR FAMILY OR THOSE WHO MAY HAVE A FUTURE INTEREST IN YOUR PROPERTY. YOU SHOULD ALSO CONSULT WITH YOUR LEGAL, FINANCIAL, AND/OR TAX ADVISOR CONCERNING THIS AGREEMENT

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, OWNER AND INVESTOR AGREE AS FOLLOWS:

ARTICLE 1
HEA OPTION PURCHASE

1.1Grant and Sale of Option.  As of the Effective Date, Owner hereby irrevocably grants and sells to Investor an exclusive and irrevocable option to purchase an undivided fractional fee simple title ownership interest in the Property in the percentages specified in Article 5 to this Agreement in exchange for the Option Purchase Premium Paid as specified in Article 5 and on the terms and conditions set forth below.

1.2Consideration.  As consideration for the Investors right to the Investor Percentage, Investor agrees to pay to Owner concurrently herewith the Option Purchase Premium as specified in Article 5 .

1.2.1The recordation of the Recorded Memorandum shall be conclusive proof of delivery to, and acceptance by, Owner of the Option Purchase Premium.

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

1.2.2Investor shall pay the Option Purchase Premium within five (5) business days from the day that Investor receives confirmation of the recording of the Recorded Memorandum or any other recorded transaction document.

1.2.3As further consideration for the Investor Percentage, Investor has waived any legal or equitable right of occupancy or possession of, and right to partition, the Property pursuant to the Covenant Agreement.

1.2.4Upon activation of a Trigger Event or any exercise of the Option by the Investor, the Investor shall pay the Option Exercise Premium to the Owner as final consideration for the Investor Percentage.

1.3Term of Agreement.  The term of the Agreement (“Term”) and the Investors right the Investor Percentage shall commence on the Effective Date and shall expire at 11:59 p.m., Pacific Time, on the day immediately preceding the tenth (10th) anniversary of the Effective Date (“Expiration Date”). There are certain events that will activate a Trigger Event and therefore cause the Agreement to terminate and the need for a determination of the amount of payment required by the Owner. Notwithstanding the provisions contained in this section 1.3, certain obligations and provisions of this Agreement shall survive termination as provided in section 4.3 of this Agreement.

1.4Trigger Events.  The following are considered to be Trigger Events: Each more fully defined in the Covenant Agreement.

1.4.1A sale or transfer of all or part of the property

1.4.2The last surviving owner passes away

1.4.3A material and uncured event of default

1.4.4The owner exercises its right to cash settle the Agreement

1.4.5The Property is condemned in whole and not in part

1.5Beginning Home Value:  Owner agrees that the value of the Property as of the Effective Date is $________________.  (“Beginning Home Value”). The Beginning Home Value was determined by either an independent licensed appraiser chosen by a neutral Appraisal Management Company or by the use of a third party Automated Valuation Model (“AVM”) .  In the event Owner did not agree with the Beginning Home Value established by the first appraiser, Owner had the opportunity to order and pay for a second appraisal from an appraisal management company Investor provided to Owner. In the event two appraisals were received, the average of both appraisals was used to establish the Beginning Home Value. If the two appraisals differed significantly (e.g., by more than 10%), Investor had the right to order a third appraisal at no cost to Owner. If this happened, Investor and Owner agree to use the middle appraisal to establish the Beginning Home Value. In the event Owner did not agree with the Beginning Home Value established by the AVM, The Owner had the opportunity to request an appraisal be used instead of the AVM and follow the Appraisal procedures outlined above.  If the Owner does not agree with the Beginning Home Value that is established by  either method, the Owner is under no obligation to proceed with the Agreement. The Beginning Home Value may

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

be adjusted by mutual consent and detailed in an addendum to this Agreement. The Beginning Home Value is used to calculate Option Purchase Premium.

1.6Ending Home Value:   Owner agrees that the future value of the Property, when calculated at any time during the Term, is called the Ending Home Value which shall be calculated as detailed in the Covenant Agreement.

1.7Sale of the Property. Owner agrees that with respect to any Sale or Property Transfer (whether in whole or in part), Owner will be responsible for all associated taxes, fees, commissions, costs and other expenses related to the sale or transfer. Owner agrees that Investor may submit escrow or closing instructions to the escrow or closing company involved with the closing of the Pending Sale or Property Transfer. If requested, Owner will sign any such escrow or closing instructions necessary to permit us to enforce our rights under this Agreement, including through a foreclosure of your Property. Any Pending Sale or Property Transfer must be based on an Arms-Length Transaction upon terms reasonable in the market. Owner understands that regardless of the terms of any Pending Sale or Property Transfer, Investor is entitled to the Settlement Amount Due, which is based on the Ending Home Value. The Settlement Amount Due may be paid out of the sale proceeds or directly by you, or any other method described in this Agreement, but Investor must be paid even if your Property has depreciated or is worth less than the amount you owe to the Investor. Because the Settlement Amount Due is based on the Ending Value of your Property, you have an incentive to sell the Property at the highest price.

1.8Modification Adjustments.

1.8.1Capital Improvements: Any capital improvements in excess of $30,000 will need to be submitted to the Investor within 30 days of completion and will require the Investors approval if Owner desires them to be considered for a modification adjustment.  The change in market value of the property due to the improvements will be determined by an independent appraiser upon a Trigger Event.  The modification adjustment will be the lessor of the cost of the improvements or the increase or decrease in market value of the property as determined by the appraiser at the time of a Trigger Event.  Owner will receive the benefit of any increase and suffer the detriment of any decrease in the value of the Property resulting from such modifications (modification adjustment). This modification adjustment will be used in calculating the Settlement Amount Due and as detailed in the Covenant Agreement.

1.8.2Deferred Maintenance Adjustment: If as a result of the Owner’s negligence and duty to maintain the property or if the property has unrepaired damages or defects a deferred maintenance adjustment may apply. The Investor will use commercially reasonable estimates to determine the decrease in property value as a result of the deferred maintenance.  The amount of deferred maintenance will be used in the calculation of the Settlement Amount Due. The amount of deferred maintenance will result in the Owner owing the Investor an amount greater than would have been due had a deferred maintenance adjustment not been applied.

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

1.9Maximum Authorized Debt: Without Investor’s express written approval, Owner shall not increase, or permit the increase of (whether through negative amortization or otherwise), the principal balance of loans or other obligations secured by liens on the Property such that the aggregate principal balance of such loans (including any unused portion of any committed credit line) exceeds at any time the Maximum Authorized Debt as specified in Article 5 of this Agreement. The aggregate principal balance shall include the Option Purchase Premium due at the time of calculation and any permitted senior loans existing at the time of execution of this Agreement and any approved subsequent loans.  The calculation shall be made in accordance with Section 6.2 of the Covenant Agreement.

1.10Maximum Authorized Debt Percentage: Without Investor’s express written approval, Owner shall not increase, or permit the increase of (whether through negative amortization or otherwise), the principal balance of loans secured by liens on the Property such that the aggregate principal balance of such loans (including any unused portion of any committed credit line) exceeds at any time the Maximum Authorized Combined Lien to Value Ratio as specified in Article 5 of this Agreement.  The Investor will calculate the Property Value using either industry standard automated valuation methods or an appraisal to determine the Combined Lien to Value

1.11Change in Home Value.  The change in value of your Property will be determined by subtracting the Beginning Home Value from the Ending Home Value. If the Ending Home Value is less than the Beginning Home Value, there is Depreciation; if the Ending Home Value is greater than or equal to the Beginning Home Value, there is Appreciation.

1.11.1Appreciation: If there is Appreciation, the Investor will be due the Investor Option Percentage (Appreciation) of the Ending Home Value as set forth on page 1 of this Agreement).

1.11.2Depreciation: If there is Depreciation, the Investor will be due the Investor Option Percentage (Depreciation) of the Ending Home Value as set forth on page 1 of this Agreement).

1.12Settlement Amount Due.  Upon the termination of this Agreement, either through expiration or the occurrence of a Trigger Event you must pay the Settlement Amount Due as described below.

1.13Investment Rate of Return Cap (“IRRC”). The IRRC is the maximum annual compounded rate of return to the Investor.  The maximum IRRC will be capped at an annual compounded rate for each year including any portion of a year that the Agreement is outstanding at a rate that is stated on Page 2 of the Agreement.

1.14Tax Benefits. Subject to the disclaimer below, Owner shall be entitled to the full benefit of any and all tax advantages arising in relation to the Property, including, without limitation, all available deductions for taxes paid by Owner.

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

1.15Settlement Amount Due.  Upon the termination of this Agreement, either through expiration or the occurrence of a Trigger Event Owner must pay the Settlement Amount Due as described below.  The value of the Investor Option Percentage shall be equal to the Ending Home Value multiplied by the applicable Investor Option Percentage (Appreciation or Depreciation as the case may be) as shown below.

Settlement Amount Due
The Settlement Amount Due is based on the Ending Home Value on the Expiration date or Trigger Event as measured by the difference from the Beginning Home Value and the Ending Home Value.

Appreciation	Calculation
If the Ending Home Value is greater than the Beginning Home Value	If there is Appreciation, you will owe the Investor XX% of the Ending Home Value plus or minus any modification amounts and any protective advances, and subject to the IRRC.
Depreciation	Calculation
If the Ending Home Value is less than the Beginning Home Value	If there is Depreciation, you will owe the Investor XX% of the Ending Home Value plus or minus any modification amounts and any protective advances, and subject to the IRRC.
No Change	Calculation
If the Ending Home Value is the same as the Beginning Home Value	If there is No Change, you will owe the Investor XX% of the Ending Home Value plus or minus any modification amounts and any protective advances, and subject to the IRRC.

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

Hypothetical Amount Due Scenarios

The following examples are hypothetical and for illustrative purposes only.  The following are Settlement Amounts that would be due when the Property has had a positive change in value (Appreciation), when the Property has had a negative change in value (Depreciation) and when there has been no change in the value of the Property.  The following are Settlement Amounts that would be due at a Trigger event or at the Expiration Date.

Beginning Home Value $1,000,000
Option Purchase Premium Paid $100,000 (10%)	Year 2	Year 4	Year 6	Year 10

Depreciation -3.0% Annual
Ending Home Value	$940,900	$885,293	$832,972	$737,424

Settlement Amount Due	$ 178,771	$ 168,206	$ 158,265	$ 140,111

Depreciation -5.0% Annual
Ending Home Value	$902,500	$814,506	$735,092	$598,737

Settlement Amount Due	$171,475	$154,756	$139,667	$113,760

No Change in Index Value
Ending Home Value	$1,000,000	$1,000,000	$1,000,000	$1,000,000
19 % Investor Percentage	$190,000	$190,000	$190,000	$190,000
Investor IRR Cap 20%	($46,000)	$0	$0	$0

Settlement Amount Due	$144,000	$190,000	$190,000	$190,000

Appreciation 3.0% Annual
Ending Home Value	$1,060,900	$1,125,509	$1,194,052	$1,343,916
19 % Investor Percentage	$201,571	$213,847	$226,870	$255,344
Investor IRR Cap 20%	($57,571)	($6,517)	$0	$0

Settlement Amount Due	$144,000	$207,330	$226,870	$255,344

Appreciation 5.0% Annual
Ending Home Value	$1,102,500	$1,215,506	$1,340,096	$1,628,895
19% Investor Percentage	209,475	230,946	254,618	309,490
Investor IRR Cap 20%	($65,475)	$0	$0	$0

Settlement Amount Due	$144,000	$230,946	$254,618	$309,490

1.16Owner’s Cash Settlement Right.

1.16.1Owner shall have the right to Cash Settle this Agreement. This is a right you have under this Agreement, not an obligation. If you desire to exercise your Cash Settlement Right, you must provide us with written notice of your election to do so (“Cash Settlement Notice”). Once we receive your Notice, we will schedule an appraisal

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

to determine the Ending Home Value.  Once we receive the appraisal we will calculate the Settlement Amount Due and send you a Settlement Amount Due Notice which will inform you of the Settlement Amount Due and the Due Date for payment of the Cash Settlement Amount Due. Upon receipt of payment of the Cash Settlement Amount, this Agreement will end and we will terminate this Agreement the Covenant Agreement and any other related documents.

1.17Payment of Settlement Amount Due.

1.17.1The Settlement Amount Due must be paid by wire transfer, check or other method which results in immediately available funds through (i) escrow or the closing process from the sale proceeds in a sale transaction relating to the Property; (ii) directly by you or on your behalf by a third party; (iii) out of loan proceeds from a loan you enter into; (iv) by your insurance company in a loss (total or partial) affecting the Property; (v) from proceeds received in connection with a total or partial taking of the Property by eminent domain and/or condemnation; and/or (vi) by any other source reasonably acceptable to Investor.

1.18Settlement Amount Due Date.

1.18.1The Settlement Amount Due must be paid to the Investor

(i)Upon the closing of a Permitted Sale

(ii)On the effective date of a Transfer to a third Party or

(iii)Within 180 days of the death of the last surviving Owner

(iv)Within 30 days after Owner’s receipt of a Settlement Amount Due Notice in which the Owner elected to Cash Settle the Agreement

(v)Within 30 days of an uncured breach and receipt of notice

(vi)Within 60 days of Expiration Date (10 years) and receipt of notice

1.19Release

1.19.1If the Agreement expires or terminates as a result of a Trigger Event or upon expiration or an Owner termination, and upon the Investor’s receipt of the Settlement Amount Due, Investor will, if requested in writing by Owner, execute, acknowledge and deliver any documents reasonably requested in writing by any title company to remove from the Property the liens created pursuant to or in connection with this Agreement, all at no cost to the Investor.

1.20Deed of Trust. To secure your performance under this Agreement and our purchase of the Investor Percentage, Owner will execute concurrently with the execution of this Agreement a Deed of Trust, the form of which is attached to this Agreement. Owner authorizes us to file the Deed of Trust in the appropriate recording office. Owner also agrees that to secure the Investor Percentage in the Property, Investor is authorized to record a UCC-1 financing statement in the appropriate filing office. The Deed of Trust and UCC-1 financing statement are referred to in this Agreement as “Transaction

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

Documents.”   These Transaction Documents are a lien on your Property and may impact your ability to use your Property as collateral in other transactions, including any new home loans you may desire to enter into in the future. These Transaction Documents also allow us to foreclose on your Property in order to collect any Settlement Amount Due, should you fail to pay us that amount pursuant to the terms of this Agreement. The Transaction Documents must be recorded prior to your receipt of the Option Purchase Premium.

1.21Recorded Memorandum.  Concurrently with entering into this Agreement, Owner has executed and delivered the Recorded Memorandum.

1.22Assignment by Investor.

1.22.1Investor may assign, convey fractionalize, market, sell or transfer, in whole or in part, all of its right and title to, and interest in, this Agreement, the Investor Percentage and the associated rights and interests related thereto, at any time and to any Person without prior notice to, or consent of, Owner.  In connection with any assignment, Investor may disclose any and all documents and information that Investor has, or may hereafter have, relating to Owner and the Property, subject to assignee’s agreement to continue to observe Investor’s policies regarding privacy and disclosure of personal and financial information.  Upon such assignment, the assignee shall automatically have all rights, remedies, and obligations of Investor under this Agreement, the Covenant Agreement and all other Transaction documents. In connection with any sale or transfer of the Investor Percentage, the Investor may market and advertise such sale and include information regarding this Agreement and the Property, its location, estimated value, property description, photographs, previous sales history and other information at the discretion of the Investor.

1.23Nature of Agreement and Option Purchase Premium.  Owner recognizes and agrees that by entering into this Agreement, Owner is not obtaining a loan from Investor, the Agreement is not a sale of the Property with a leaseback option or any other form of a financing transaction or any form of insurance, swap or futures contract that would be subject to commodity laws or a security based swap but instead the Owner is selling to the Investor an option to purchase an undivided fractional interest in the Property.  The Option Premium paid is not a loan but is a payment for an option to purchase an undivided fractional interest in the Property.  Under no circumstances will you be required to pay any interest to us with respect to this Agreement.  This Agreement reflects the sale of certain property rights to the Investor.  These rights grant the Investor the right to an undivided fractional interest in the Property as stated on Page 1. The settlement amount due to the Investor at the termination of this Agreement may be greater than, equal to, or less than the Option Purchase Premium paid to you, depending upon the change in home value.

1.24Lien Free.  Although there may be certain exceptions in the Agreement as noted in the Title Insurance Policy that will be allowed following the execution of the Agreement and whereby the Investor acquires its Investor Percentage in the Property, the entire Property shall be free and clear of all liens, claims and interests at or prior to

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

the time of the Effective Date and until the Expiration Date except for the Permitted Encumbrances (as defined in Exhibit A to the Covenant Agreement).  Thus, at or prior to the time of the Effective Date and until the Expiration Date, Owner shall pay and be responsible for satisfying all obligations secured by all such liens, claims and interests.

ARTICLE 2
REPRESENTATIONS, WARRANTIES AND COVENANTS OF OWNER

2.1In General.  The representations, warranties and covenants contained in this Article 2 are made by Owner to induce Investor to enter into this Agreement.  Therefore, the representations and warranties of Owner in this Article 2 shall be deemed made and renewed on and as of: (i) the date of actual execution of this Agreement by Owner; (ii) the Effective Date.

2.2Title to Property.  Owner represents and warrants that Owner is the owner of the Property and has marketable and insurable fee simple title to the Property free of restrictions, leases, and liens and other encumbrances or interests, except as specifically identified in the Property Information Report that Owner received and any Permitted Encumbrances.

2.3Owner’s Authority.  Owner represents and warrants that Owner has the legal power, right and authority to enter into this Agreement and the other Transaction Documents (as defined in Exhibit A to the Covenant Agreement), and to consummate the transactions contemplated by those documents.

2.4Owner’s Obligations. Under this Agreement, we are paying you the Option Purchase Premium for the option to purchase the percentages as stated on Page 1 of the Ending Home Value. In exchange, you agree that during the Term: (i) you will maintain the Property in good repair and in a condition substantially similar to its condition on the date you sign this Agreement, except for normal wear and tear; (ii) you will keep the property free from any new liens or encumbrances and new loans that are not approved by us in writing (“Permitted Loans” as defined below); (iii) you will obtain and maintain property insurance on the Property at all times that will cover the cost of replacement of the Property plus improvements; (iv) if the Property is located in a flood hazard area, you will maintain flood insurance that will cover the cost of replacement of the Property plus improvements or the maximum amount required by applicable law, whichever is less; (v) you will name us as an additional insured and/or loss payee on all required insurance policies; (vi) you will pay all utilities, taxes, assessments, maintenance, home owner dues, and other costs associated with the Property; (vii) you will not abandon the Property; (viii) you will not default on any mortgage or other debt obligation concerning the Property without curing such default within the time permitted under the mortgage or debt obligation; (ix) you will not allow the Property to fall into or become subject to a foreclosure or other action by a secured party or lienholder; (x) you will take whatever action we reasonably request to make certain our Security Instruments are properly recorded against the Property and remain effective throughout the Term; (xi) you will maintain your ownership interest in the Property throughout the Term at the same amount or level as it is when you sign this Agreement; (xii) you will give us prompt notice of any pending or

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

threatened action, by private or public entities to purchase or take any or all of the Property through condemnation, eminent domain, or any other means; (xiii) you will promptly notify us of any Pending Sale or Property Transfer and the closing date of such transaction; (xiv) any Pending Sale or Property Transfer must be an arms-length transaction; (xv) you will notify us if you do not maintain the home as your principal residence; (xvi) you will promptly notify us of the death or incapacity of any Owner and provide instructions to the estate of the last surviving Owner to notify us in the event of the death or incapacity of the last surviving Owner; and (xvii) you will notify us if you fail or are unable to satisfy the obligations described in this Agreement. In addition, you represent and warrant to us that any information you provided in connection with this Agreement, including any information provided in connection with your application for this Agreement, is true, complete and correct.

2.5Conflict; Enforceability.  Owner represents and warrants that:

2.5.1Conflict.  The execution and delivery of the Transaction Documents, the incurrence of the obligations set forth in those documents, the consummation of the transactions contemplated by, or compliance with the terms of, those documents, will not conflict with, or result in a breach of, any of the terms, conditions or provisions of, or constitute a default under, any note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, agreement, lease or other agreement or instrument to which Owner is a party or by which any portion of the Property may be bound.  If Owner is/are the Trustee(s) of a Revocable Trust, the execution of the Transaction Documents has been authorized and is within Owner’s, all Trustees’ and all Trustors’ powers.

2.5.2Enforceability.  The Transaction Documents and all other documents required to be executed by Owner in connection with those documents shall be valid, legally binding obligations of, and enforceable against, Owner and Trustor(s) and any successors or assignees in accordance with their terms.

2.6Lawsuits.  There is no litigation or arbitration pending or, after Owner’s due and diligent inquiry, to the best of Owner’s knowledge, threatened against Owner that arises out of the ownership of the Property or that might affect the Property or the value of the Property or adversely affect the ability of Owner to perform his, her or its obligations under this Agreement or the Covenant Agreement.  Owner shall notify Investor promptly of any such proceeding of which Owner becomes aware.

2.7Proceedings against Property.  Owner does not have knowledge of any foreclosure, condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, which would affect the use, operation or value of the Property, nor has Owner received notice of any special assessment or other proceedings affecting the Property.  Owner shall notify Investor promptly of any such proceedings of which Owner becomes aware.

2.8Mortgage & Secured Obligations.  Owner represents that it is not in default under any mortgage or other obligation that is secured by the Property.  Owner is

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

current on all obligations that are secured by the Property.  Owner believes in good faith and using reasonable judgement that Owner will be able to make all payments due on all mortgages or other obligations that are secured by the Property and all payment of taxes.  Owner has not communicated a belief that Owner will be unable to make payments due under any mortgage or other obligation that is secured by the Property to: (a) any lender with a mortgage or deed of trust on the Property; (b) any mortgage broker; (c) any real estate broker or real estate salesperson; (d) any person or organization providing or offering to provide the following services: mortgage counseling, credit counseling, credit repair, or mortgage modifications; or (e) any person offering to prevent or postpone foreclosure on the Property.

2.9 Risk of Loss. Owner is responsible for any loss or damage to the Property from the date we sign this Agreement until the end of the Term. Additionally, Owner is responsible for any liability that arises involving the Property. You will maintain appropriate insurance on the Property and will keep the Property in good condition and repair according to the terms of this Agreement. If the Property is damaged or destroyed during the Term, Owner will take reasonable action and pay all costs to restore or repair the Property. Owner will restore or repair the Property so that its condition is substantially similar to its condition when we signed this Agreement, except for reasonable wear and tear.

2.10Debts to be Paid off from the Option Purchase Premium.  Owner agrees that the Option Purchase Premium will be used to settle and discharge those debts and outstanding amounts as set forth on Article 6 of this Agreement. Within five days of receiving payment of the Option Purchase Premium, Owner will (a) make payments in accordance with the terms of the Debt Payoff Schedule to those creditors listed on Article 6 of this Agreement and were not paid directly through Escrow, and (b) provide to Investor written confirmation from your bank that payment was made and from the creditors that the payment was received.

2.11Sale of Option.   You understand and agree that as a result of your sale of the exclusive and irrevocable option to purchase an undivided fractional interest in the Property to the Investor, the investor will have an option entitling the Investor to the percentage of Ending Home Value of your Property as stated on Page 1 in accordance with the terms of this Agreement. Unless there is a significant decline in value of your Property, this will mean that you (including your heirs, estate, beneficiaries and legal representatives) will receive less from your Property in a sale or other Property Transfer than if you did not enter into this Agreement. If your Property declines in value, you may still receive less than if you did not enter into this Agreement. If there is a significant decline in value of the Property, the Investor will receive less than the Option Purchase Premium paid to you.  We strongly recommend you thoroughly review the Covenant Agreement, the Disclosure Document and this Agreement and discuss this transaction with your heirs and beneficiaries, as well as your legal, tax and financial advisors to make certain you and those who may be affected by this transaction understand the consequences of this Agreement and all Transaction Documents and are comfortable being bound by this Agreement.

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

ARTICLE 3
ARBITRATION, JUDICIAL REFERENCE AND WAIVER OF JURY TRIAL

3.1MUTUAL AGREEMENT TO ARBITRATE DISPUTES. EACH OF THE PARTIES HERETO AGREE THAT ANY CLAIM, DEFINED BELOW, INVOLVING THE OPTION AGREEMENT OR THIS COVENANT AGREEMENT, INCLUDING, BUT NOT LIMITED TO CLAIMS ARISING FROM THE ORIGINATION, DOCUMENTATION, DISCLOSURE, SERVICING, COLLECTION OR ANY OTHER ASPECT OF THE OPTION TRANSACTION OR THE COVERAGE OR ENFORCEABILITY OF THIS COVENANT AGREEMENT, SHALL BE RESOLVED EXCLUSIVELY BY BINDING ARBITRATION UNDER THE ARBITRATION RULES (THE "RULES") OF, AND PURSUANT TO THE STATE LAW OF, THE STATE OF CALIFORNIA, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 1280 THROUGH 1294.2. AND THE TERMS OF THIS ARTICLE 3

3.1.1CLAIM DEFINED. “CLAIM” SHALL INCLUDE, BUT NOT BE LIMITED, TO: (I) ANY CLAIMED WRONGDOING, SUCH AS MISREPRESENTATION, NEGLIGENCE, BREACH OF CONTRACT, BREACH OF FIDUCIARY DUTY, UNCONSCIONABILITY, FRAUD IN THE INDUCEMENT, RESCISSION, BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING AND UNFAIR BUSINESS PRACTICES; (II) ANY CLAIMED VIOLATION OF STATE OR FEDERAL LAWS, INCLUDING, BUT NOT LIMITED TO CONSUMER CREDIT, TRUTH-IN-LENDING, CIVIL RIGHTS, EQUAL OPPORTUNITY, REAL ESTATE SETTLEMENT, HOUSING DISCRIMINATION LAWS, FAIR LENDING ACTS, LICENSING, LOAN REGULATION AND UNFAIR BUSINESS PRACTICES ACTS.

(i)“CLAIM”. CLAIM SHALL NOT INCLUDE: (I) ACTIONS BY THE INVESTOR TO JUDICIALLY OR NON-JUDICIALLY FORECLOSE ON THE DEED OF TRUST, TO ENJOIN WASTE, TO COLLECT RENTS, INTERPLEADER ACTIONS OR ACTIONS FOR A RECEIVER, TO RECOVER POSSESSION, EJECTMENT OR RELIEF FROM THE AUTOMATIC STAY IN BANKRUPTCY, OR TO OBTAIN RELIEF THROUGH GOVERNMENTAL AGENCIES; (II) ACTIONS FOR PROVISIONAL REMEDIES SUCH AS A TEMPORARY RESTRAINING ORDER OR PRELIMINARY INJUNCTION OR FOR A PERMANENT INJUNCTION BASED UPON AN ARBITRATION AWARD.

3.1.2ARBITRATION OF DISPUTES. ARBITRATION SHALL BE CONDUCTED UNDER THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”). ARBITRATION SHALL BE FILED IN SAN DIEGO, CALIFORNIA. EACH PARTY SHALL BEAR THEIR OWN ATTORNEY’S FEES AND ARBITRATION COSTS; PROVIDED, HOWEVER, THE ARBITRATOR SHALL ALSO HAVE THE POWER TO AWARD RECOVERY OF ALL COSTS AND FEES, TO IMPOSE SANCTIONS AND TO TAKE SUCH OTHER ACTION AS THE ARBITRATOR DEEMS NECESSARY TO THE SAME EXTENT A JUDGE COULD PURSUANT TO THE FEDERAL RULES OF CIVIL PROCEDURE, THE APPLICABLE STATE RULES OF CIVIL PROCEDURE, OR OTHER APPLICABLE LAW.  JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

3.1.3REMEDY. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN THE OWNER AND INVESTOR. REMEDIES THAT WOULD OTHERWISE BE AVAILABLE TO OWNER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS SHALL REMAIN AVAILABLE. THE ARBITRATOR WILL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES OR CONSEQUENTIAL DAMAGES. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER THE OWNER NOR INVESTOR WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

3.1.4SMALL CLAIMS COURT. BOTH PARTIES AGREE THAT ANY PARTY MAY SEEK REMEDIES IN SMALL CLAIMS COURT FOR DISPUTES OF CLAIMS WITHIN THE SCOPE OF SUCH COURT’S JURISDICTION

3.1.5CLASS ACTION WAIVER. ARBITRATION MUST BE ON AN INDIVIDUAL BASIS. THIS MEANS NEITHER YOU NOR WE MAY JOIN OR CONSOLIDATE CLAIMS IN ARBITRATION BY OR AGAINST OTHER INDIVIDUALS OR LITIGATE IN COURT OR ARBITRATE ANY CLAIMS AS A REPRESENTATIVE OR MEMBER OF A CLASS OR IN A PRIVATE ATTORNEY GENERAL CAPACITY.

3.2REAL PROPERTY; JUDICIAL PREFERENCE. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO CLAIM SHALL BE SUBMITTED TO ARBITRATION UNLESS: (I) INVESTOR SPECIFICALLY ELECTS IN WRITING TO PROCEED WITH THE ARBITRATION; OR (II) ALL OF THE PARTIES TO THE ARBITRATION WAIVE ANY RIGHTS OR BENEFITS THAT MIGHT ACCRUE TO THEM BY VIRTUE OF THE SINGLE ACTION RULE STATUTE OF CALIFORNIA, THEREBY AGREEING THAT ALL OBLIGATIONS SECURED BY THE DEED OF TRUST SHALL REMAIN FULLY VALID AND ENFORCEABLE.  IF ANY SUCH DISPUTE IS NOT SUBMITTED TO ARBITRATION, THE DISPUTE SHALL BE REFERRED TO A REFEREE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ., AND THIS GENERAL REFERENCE AGREEMENT IS INTENDED TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH SAID SECTION 638.  A REFEREE WITH THE QUALIFICATIONS REQUIRED HEREIN FOR ARBITRATORS SHALL BE SELECTED PURSUANT TO THE AAA’S SELECTION PROCEDURES.  JUDGMENT UPON THE DECISION RENDERED BY A REFEREE SHALL BE ENTERED IN THE COURT IN WHICH SUCH PROCEEDING WAS COMMENCED IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 644 AND 645.

3.3WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, INVESTOR AND OWNER HEREBY VOLUNTARILY, UNCONDITIONALLY AND IRREVOCABLY WAIVE TRIAL BY JURY UNDER ALL CIRCUMSTANCES WHETHER IN ANY LITIGATION OR PROCEEDING IN A STATE OR FEDERAL COURT RELATED TO, OR ARISING OUT OF, THE TRANSACTION DOCUMENTS OR THE OBLIGATIONS OR TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS OR DISPUTES HOWEVER ARISING (INCLUDING TORT CLAIMS AND CLAIMS FOR BREACH OF DUTY) BETWEEN INVESTOR AND OWNER.

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

ARTICLE 4
MISCELLANEOUS

4.1Multiple Owners and Revocable Trusts.

4.1.1If Owner is more than one Person:

(i)this Agreement must be signed by each such Owner;

(ii)all rights and powers specified for Owner in this Agreement must be approved by and exercised unanimously by all such multiple Owners;

(iii)all such multiple Owners shall be jointly and severally liable for all obligations specified for Owner under this Agreement;

(iv)notice required to be given by, or to, an Owner will be deemed adequately given if given by, or to, any of the Owners using the contact information set forth in Article 5; and

(v)Investor may treat any notice received from any one Owner as notice from all Owners.

4.1.2If any Owner is/are the Trustee(s) of a Revocable Trust:

(i)all Trustees and all Trustors must sign this Agreement in their capacities as individuals and as Trustees and/or Trustors, and each Trustee and Trustor who signs this Agreement hereby represents and warrants that all Trustees and Trustors have been disclosed to Investor;

(ii)any Trustee, who is also a Trustor need only sign this Agreement once for it to be binding on such person both as Trustee and as Trustor;

(iii)all rights and powers specified for, and all actions required of, Owner in this Agreement must be approved and exercised by all Trustees unanimously;

(iv)all Trustees and all Trustors, in their capacities as individuals, shall be jointly and severally liable with Owner for all liabilities and obligations specified for Owner under this Agreement;

(v)all representations and warranties by Owner in this Agreement are made by all Trustees on behalf of the Revocable Trust and by all Trustees and all Trustors in their capacities as individuals;

(vi)notice required to be given by, or to, an Owner will be deemed adequately given if given by, or to, any of the Trustees using the contact information set forth in Article 5; and

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

(vii)Investor may treat any notice received from any one Trustee as notice from all Trustees and from Owner.

4.2Assignment by Owner.  Absent the prior written consent of Investor, which consent may be withheld in Investor’s sole discretion, this Agreement may not be assigned or otherwise transferred by Owner; provided, however, that Investor will not unreasonably withhold consent to an assignment of this Agreement to: (i) the Trustee(s) of a Revocable Trust in which Owner is the sole Trustor (or if Owner is more than one Person, together they constitute all of the Trustors); or (ii) Owner’s spouse or Registered Domestic Partner (as defined in Exhibit A to the Covenant Agreement) who acquires an undivided interest in the Property; provided that in each case the assignee (including, in the case of a Revocable Trust, any Trustor): (1) was alive as of the Effective Date, (2) executes this Agreement, the Covenant Agreement and the Recorded Memorandum, (3) executes such other appropriate documents agreeing to be bound by all of the covenants, obligations and representations contained in all of the Transaction Documents.  In the event of an assignment to the Trustee(s) of a Revocable Trust, the original Owner (i.e., the Trustor(s)), jointly and severally, shall continue to remain liable under this Agreement.

4.3Survival.  The following provisions shall survive any termination of this agreement: (a) the indemnification provisions of section 15.3 and 18 of the Covenant Agreement; (b) the obligation to repay any and all fees to Investor; (c) the obligation to remove any liens on the Property and pay any sales commissions, closing costs and or other expenses properly chargeable to Owner under section 1.7; (d) any and all provisions which entitle Investor to monetary remedies, fees, costs and expenses in connection with any Event of Default under this Agreement.

4.4Choice of Law; Venue.  This Agreement shall be determined under, governed by, and construed in accordance with California law without reference to its conflict of laws principles.  The parties agree that all actions or proceedings arising in connection with this Agreement shall be litigated or arbitrated only in the state and federal courts located in or having jurisdiction in connection with the county in which the Property is located.  Owner waives any right Owner may have to assert the doctrine of forum non conveniens or to object to such venue.

4.5Further Assurances.  The parties agree, from time to time, as and when requested by any other party to this Agreement or by its successors or assignees to: (i) execute and deliver, or cause to be executed and delivered, all such instruments; and (ii) take, or cause to be taken, all such further or other actions as may be reasonably necessary or desirable in order to implement the provisions and otherwise to effect the intent and purposes of the Transaction Documents.  Such actions shall include, without limitation, all actions necessary by the parties to correct any error or inaccuracy in the Transaction Documents or any other document related to the underlying Transaction, to ensure that such documents reflect the true and correct terms upon which the parties agreed to enter into this Agreement, and/or to replace any missing or misplaced documentation.

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

4.6Severability; Waivers.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any provision.  No waiver by Investor of any of its rights or remedies in connection with this Agreement shall be effective unless such waiver is in writing and signed by Investor.  No delay or waiver by Investor in exercising any right shall be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse.

4.7Attorneys’ Fees.  If a lawsuit or arbitration proceeding is commenced in connection with this Agreement or the other Transaction Documents, the prevailing party, as determined by the court or arbitrator, shall be entitled to recover court and other dispute resolution costs, attorneys’ and experts’ fees and costs, and fees and disbursements of Investor’s in-house counsel (collectively “Attorneys’ Fees”).  Attorneys’ Fees shall include, without limitation, Attorneys’ Fees and costs incurred in any state, federal or bankruptcy court, and in any bankruptcy case or insolvency proceeding, of any kind in any way related to this Agreement or the other Transaction Documents, to the interpretation or enforcement of the parties’ rights under this Agreement or the other Transaction Documents, or to the Property.

4.8Notices.  Any notice, demand or request required under this Agreement shall be given in writing at the addresses set forth in Article 5 and transmitted by overnight delivery by a nationally recognized overnight courier service.  Any such notice, demand or request shall be deemed received on the Business Day immediately following deposit with the overnight courier service.  Each party shall have the right to change the place to which notice shall be sent or delivered or to specify one additional address to which copies of notices shall be sent, in either case by similar notice sent or delivered in the same manner to the other party.

4.9Entire Agreement; Amendment.  The Exhibits below are incorporated herein by this reference.  This Agreement, the Covenant Agreement, the Deed of Trust, the Recorded Memorandum, and the other written agreements made by and between Owner and Investor as of the Effective Date together constitute the entire agreement between the parties pertaining to the subject matter contained in them.  Except as expressly agreed in writing, all prior agreements, understandings, representations, warranties, statements, and negotiations between the parties, if any, whether oral, electronic or written, relating to the Property, this Agreement, the Covenant Agreement and the transaction which is the subject matter hereof, including but not limited to any and all offer letters, term sheets and draft and earlier versions of statements and other documents and agreements, are superseded and merged into this Agreement.  No supplement, modification or amendment of this Agreement shall be binding unless in writing and executed by the party against whom enforcement is sought.

4.10Headings.  Article and section headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

4.11No Third-Party Beneficiaries.  This Agreement is entered into for the protection and benefit of Investor and Owner and their respective permitted successors and assignees with regard to their respective present and contingent ownership and participation interests in the Property.  No other person shall have any rights or causes of action under this Agreement.

4.12Days of the Week.  Whenever the word “day(s)” is used in this Agreement, it shall refer to calendar day(s) unless it is expressly identified as being “Business Day(s)”.  When any date referred to in this Agreement falls on a day of the week that is other than a Business Day, then such date shall, for all purposes in this Agreement (unless otherwise required by statute), be deemed to be the Business Day immediately following such date.

4.13Specific Performance.  Owner and Investor agree that if Investor is not allowed to exercise its rights under this Agreement or if Owner fails to comply with its obligations under this Agreement, the damages to Investor would be irreparable and extremely difficult to estimate, making money damages or any remedy at law inadequate.  Thus, in addition to any other rights and remedies available to it in law, equity or otherwise, Investor shall be entitled to specific performance of the covenants, agreements and rights contained in this Agreement.

4.14Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  A signed copy of this Agreement transmitted by a party to another party via facsimile or by electronic means shall be binding on the signatory to that copy.

4.15Cancelation of Agreement. You may cancel this Agreement at any time within three (3) business days from the date you sign this Agreement (the “Cancellation Period”). If you wish to cancel this Agreement, you must notify us in writing at the address listed in Article 5 or as amended in writing to you.  The notice must be postmarked within 3 business days of you signing this Agreement.  If you have already received the Purchase Participation Premium, you agree to immediately repay the Purchase Participation Premium to us.

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

ARTICLE 5
FINANCIAL TERMS AND FEES

(As fully defined in the Covenant Agreement)

5.1Beginning Home Value:$X,000,000

5.2Option Purchase Premium Paid:$X00,000

5.3Option Exercise Premium:$X00

5.4Investor Option Percentage (Appreciation):XX%

5.5Investor Option Percentage (Depreciation):XX%

5.6Investor Option Percentage (No Change in Value):XX%

5.7Maximum Investor Rate of Return Cap XX%

5.8Maximum Authorized Debt:$X00,000

5.9Maximum Authorized Combined Lien to Value:XX%

5.10Address for Notice to Owner________________________

___________________________

_________________________

5.11Address for Notice to Investor: SRET Trust

333 N. Wilmont Rd. Suite 340

Tucson, AZ 85711

520 300-6539

5.12Name and Address for Notice to Quantm.One, Inc.

Originator & Owner Services:5 Upper Newport Plaza

Newport Beach, CA 92660

888 612-3101

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

ARTICLE 6
DEBT PAYOFF SCHEDULE

Owner and Investor agree that the following Debts will be paid off either directly through escrow or by Owner from proceeds received by the Escrow Agent.

CreditorAccount NumberAmount

[Signatures appear on following page]

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

IMPORTANT: DO NOT SIGN THIS AGREEMENT UNLESS YOU HAVE READ IT IN ITS ENTIRETY AND HAVE READ AND UNDERSTOOD THE COVENANT AGREEMENT, THE DISCLOSURES AND EXHIBITS ACCOMPANYING THIS AGREEMENT. IF YOU DO NOT UNDERSTAND OR ARE UNCOMFORTABLE WITH ANY PART OF THIS AGREEMENT OR THE COVENANT AGREEMENT, THE DISCLOSURES, THE EXHIBITS, DO NOT SIGN THIS AGREEMENT. YOU HAVE THE RIGHT AND ARE STRONGLY ENCOURAGED TO SEEK LEGAL COUNSEL AND FINANCIAL ADVICE BEFORE ENTERING INTO THIS AGREEMENT. YOU ARE ALSO ENCOURAGED TO DISCUSS THIS AGREEMENT WITH YOUR INTERESTED PARTIES INCLUDING FAMILY MEMBERS. BY SIGNING BELOW, YOU ACKNOWLEDGE AND CONFIRM THAT ALL PRIOR ORAL, ELECTRONIC AND WRITTEN COMMUNICATIONS AND AGREEMENTS FROM OR WITH INVESTOR, INCLUDING ALL CORRESPONDENCE, OFFER LETTERS, TERM SHEETS, PRINTED MATERIALS, DISCLOSURES, AND THE PRODUCT FAQ, ARE MERGED INTO AND SUPERCEDED AND REPLACED BY THIS AGREEMENT AND YOU HAVE (I) READ, UNDERSTAND AND AGREE TO BE BOUND BY THIS AGREEMENT; (II) THAT YOU HAVE READ AND UNDERSTOOD THE COVENANT AGREEMENT, THE DISCLOSURES, THE EXHIBITS; AND (III) THAT YOU HAVE HAD THE OPPORTUNITY TO ASK QUESTIONS ABOUT THE DISCLOSURE AND THIS AGREEMENT.

NO ADVICE. IN ENTERING INTO THE TRANSACTION DOCUMENTS AND INTO ANY FUTURE ULTIMATE SALE, OWNER IS NOT RELYING AND SHALL NOT RELY ON ANY INFORMATION OR REPRESENTATION THAT MAY HAVE BEEN PROVIDED BY INVESTOR, ITS AGENTS, ITS AFFILIATES, OR ANY OF THEIR OFFICERS, EMPLOYEES OR AGENTS, REGARDING: (A) THE VALUE OF THE PROPERTY OR THAT THE ORIGINAL AGREED VALUE IS A REPRESENTATION OF THE MARKETABLE, INSURABLE OR FAIR MARKET VALUE OF THE PROPERTY; (B) THE ADVISABILITY OF ENTERING INTO THE TRANSACTION DOCUMENTS OR AN ULTIMATE SALE; OR (C) THE TAX IMPLICATIONS AND CONSEQUENCES OF ENTERING INTO THE TRANACTION DOCUMENTS OR AN ULTIMATE SALE. OWNER HAS MADE, AND WILL MAKE, HIS, HER OR ITS OWN INVESTIGATION REGARDING SUCH MATTERS AND HAS BEEN ADVISED BY INVESTOR TO DISCUSS THEM WITH OWNER'S LEGAL, FINANCIAL AND TAX ADVISORS, AS WELL AS WITH FAMILY MEMBERS AND HEIRS.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this HEA Option Purchase Agreement as of the effective date.

INVESTOR:

By:
Name:
Title:
Date signed:

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this HEA Option Purchase Agreement as of the effective date.

OWNER:
By: Name: Date signed: By: Name: Date signed:

IF OWNER IS A TRUST:

Trust Instrument Name: ______________________________________

By:_____________________________By:________________________________

     ___________________, as Trustee     _______________________, as Trustee

Date:     ________________________Date:___________________________

Trust Instrument Name: ___________________________________________

By:_____________________________By:________________________________

___________________, Individually and______________________, Individually and

as Trustor as Trustor

Date:     ________________________Date:___________________________

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement

Reference ID: ______

EXHIBIT A

LEGAL DESCRIPTION

© 2023  SRET Trust *CONFIDENTIAL*                                                                   HEA Option Purchase Agreement